Exhibit 99.1

PATRIOT BANK’S FORMAL AGREEMENT WITH THE OCC HAS BEEN TERMINATED

FOR IMMEDIATE RELEASE

STAMFORD, CT, July 1, 2026 - Patriot Bank, N.A. (“Patriot Bank”), the wholly owned subsidiary of Patriot National Bancorp, Inc. (NASDAQ: PNBK), announced today that its Formal Agreement with the Office of the Comptroller of the Currency dated January 14, 2025, has been terminated, effective June 30, 2026.

The Office of the Comptroller of the Currency, in an order dated June 30, 2026, stated that “the safety and soundness of the Bank and its compliance with the laws and regulations does not require the continued existence of the [Formal] Agreement.”

Steven Sugarman, President and CEO of Patriot Bank, stated “This important milestone is a testament to the terrific team Patriot Bank has assembled to build America’s premier bank serving high-net-worth families. The termination of the Formal Agreement will result in immediate benefits for our shareholders through reduced regulatory costs and fees. Our team will continue to be laser focused on expanding our deposit franchise across key markets throughout the country.”

Patriot Bank published a Shareholder Update letter from Mr. Sugarman dated July 1, 2026 which provides additional details on the impact of Patriot Bank’s improved regulatory status and updates relating to the bank. The letter can be found at https://pnbk.q4ir.com or the investor relationship link at www.bankpatriot.com.

About Patriot Bank, N.A.

Patriot Bank is a national bank chartered by the Office of the Comptroller of the Currency and insured by the FDIC with $1.3 billion in total assets. Headquartered in Stamford, CT, Patriot Bank provides commercial banking, private banking, treasury management, and lending solutions to businesses, entrepreneurs, and high-net-worth individuals across the country.

For more information about Patriot Bank, please visit www.bankpatriot.com.

About Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. (NASDAQ: PNBK) is a Federal Reserve-regulated bank holding company and the parent company of Patriot Bank, N.A., its wholly owned subsidiary.

For more information about Patriot National Bancorp, please visit www.bankpatriot.com and our dedicated Investor Site.

Media Contact:

Kirsten Hoekman

Email: khoekman@bankpatriot.com

Phone: (203) 252-5912